EXHIBIT 10.1





                           SOFTWARE LICENSE AGREEMENT



Licensor:
WebIAm, Inc.
19 Duncan Street
Millburn, NJ 07041


Licensee:
WEBiX Inc.
36 West 44th Street, Suite 1209
New York, NY 10036










Date:  As of June 20, 2001


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                           SOFTWARE LICENSE AGREEMENT

         This Agreement for a License to computer software ("Agreement") is entered into as of the 20th day of June, 2001 (the "Effective Date") by and between WebIAm, Inc., 19 Duncan Street, Millburn, New Jersey 07041 ("WebIAm") and WEBiX Inc., 36 West 44th Street, Suite 1209, New York, NY 10036 ("WEBiX").


         WHEREAS, WEBiX represents that it will engage in, among its other activities, facilitating the trading by its Customers (as defined below) in secondary markets for, MicroCap Securities (as defined below);

         WHEREAS, WEBiX represents that it has the resources and expertise required, and shall use its best efforts to obtain all necessary regulatory authorizations and approvals, to provide certain services necessary for operating an Automated Trading System, as defined by the U.S. Securities and Exchange Commission under Regulation ATS, to facilitate the trading of MicroCap Securities between its Customers and their clients;

         WHEREAS, WebIAm represents that it is in the business of providing computer software designed to facilitate the trading of securities; and

         WHEREAS, WEBiX desires to license certain software from WebIAm on the terms and subject to the conditions set forth below and WebIAm desires to license such software to WEBiX on the terms and subject to the conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing recitals of the parties, and in consideration of the mutual promises set forth herein, WebIAm and WEBiX (collectively the "Parties") hereby agree as follows:


                             Article I: Definitions.

         Section 1.1. Defined Terms. Terms defined in this Article I, and parenthetically elsewhere, shall throughout the Agreement have the meanings here and there provided.

         Section 1.2. "Agreement" means this Software License Agreement and its Schedules, which are incorporated in and form an integral part of this Agreement.

         Section 1.3. "Business Day" means a day or part day when the New York Stock Exchange or the NASDAQ Stock Market are required or permitted to be open for business, including extended trading hours in the State of New York, excluding Saturdays and Sundays.

         Section 1.4. "Calendar Quarter" means the calendar quarters during the Term, each beginning on January 1, April 1, July 1, and October 1 of each Contract Year.

         Section 1.5. "Contract Year" means any one-year period commencing on the first day of the Calendar Quarter during which the Customized Software
Acceptance Date, as that term is defined in the Software Consulting Services Agreement, occurs, or any anniversary thereof. The Contract Year commencing on the first day of the Calendar Quarter during which the Customized Software Acceptance Date occurs shall be referred to herein as the "First Contract Year."

         Section 1.6. "Customers" means only those WEBiX institutional investor, issuer, registered broker dealer, and retail customers who have duly executed an end-user license agreement or subscriber agreement (whether by signing or by electronic acceptance means) as set forth in Schedule 3 or 4, respectively, of this Agreement and to whom WEBiX provides services through which they may conduct trading, as generally understood, of MicroCap Securities using Licensed Software and Customized Software through the WEBiX Site, within the scope of the Software License.

         Section 1.7. "Customizations" or "Customized Functions" means modifications made to WIAtrader as set forth in any Statement of Work (as defined in the Software Consulting Services Agreement), in machine readable, executable form only, and which are to be owned in all respects by WebIAm or its authorized agents. Customizations do not include Enhancements. Unless otherwise expressly identified in an applicable Statement of Work, any modification to WIAtrader to be developed under the Software Consulting Services Agreement pursuant to a Statement of Work shall be deemed a Customization.

         Section 1.8. "Documentation" means any and all written documentation provided to WEBiX with respect to Enhancements and Software Updates and identified in writing by WebIAm as Documentation.

         Section 1.9. "Enhancements" means any and all major modifications, improvements, upgrades, additions to, and later releases (e.g. version x.0 releases) of WIAtrader (in machine-readable, executable form only) and related Documentation, which are made generally available to WebIAm's other licensees for free or in consideration for additional license fees. Enhancements do not include Customizations that may be developed by WebIAm for WEBiX under the Software Consulting Services Agreement.

         Section 1.10. "License Fee" means the fees payable by WEBiX to WebIAm for the right to use the Licensed Software pursuant to this Agreement, as set out in Schedule 2.

         Section 1.11. "Licensed Software" means WIAtrader, together with any Software Updates and any Enhancements that WebIAm may provide to WEBiX hereunder, excluding Third Party Software.

         Section 1.12. "Licensed Software Acceptance Date" means the date on which the Licensed Software is accepted pursuant to Section 2.1 or Section 2.2 hereof, as applicable.


         Section 1.13. "MicroCap Securities" means any equity security that is not otherwise listed on a US or non-US national or local security exchange or the NASDAQ stock market.

         Section 1.14. "Net Transaction Revenue" means, for any securities transaction using the licensed software, the gross revenue received by WebiX for such transaction (trade) less the cash amount of clearing costs actually paid by WebiX in respect of such transaction, if any. If clearing costs are charged to Customers as a fee in addition to that payable to WebiX, then the Net Transaction Revenue shall be WEBiX's gross revenue for such transaction.

         Section 1.15. "Required Platform" means (a) the central processing unit or attached processor or multi-processor complex, using (i) one or more operating systems as specified by WebIAm and (ii) such Third Party Software as specified by WebIAm to support the Licensed Software and (b) the Third Party Software to be used by Customers, all as more particularly described in Schedule 1.

         Section 1.16. "Software Consulting Services Agreement" means that certain Software Consulting Services Agreement entered into by the Parties dated as of June 20, 2001.

         Section 1.17. "Software License" means the license WebIAm grants to WEBiX in connection with the Licensed Software and Documentation under this Agreement, pursuant to Article 5 hereof.

         Section 1.18. "Software Support and Maintenance" means the software support and maintenance services with respect to the Licensed Software as set forth in the Software Consulting Services Agreement.

         Section 1.19. "Software Updates" means error corrections, bug fixes, and other minor alterations made to the Licensed Software by WebIAm from time to time during the Term as part of Software Support and Maintenance, in machine-readable, executable form only, which are provided by WebIAm to its other licensees on a general release basis and which do not constitute Enhancements.

         Section 1.20. "Source Code" means a human-readable form of the Licensed Software, which can be understood, modified, and compiled by an ordinarily trained computer-programmer with no special or particular knowledge of the Licensed Software.

         Section 1.21. "Term" means the period beginning on the Effective Date and ending on the Termination Date.

         Section 1.22.  "Third Party  Software"  means any  software,  including without limitation software composing the Required Platform, excluding WIAtrader, Software Updates, Enhancements and Customized Software (as such term is defined in the Software Consulting Services Agreement).

         Section 1.23. "Termination Date" means the date on which the Software License shall expire or terminate, in accordance with Article IX.

         Section 1.24. "WEBiX Market" means the market for trading MicroCap Securities.

         Section 1.25. "WEBiX Site" means WEBiX's Web site located at a domain name and unique public IP address by which WEBiX's Customers are enabled to engage in trading of MicroCap Securities.

         Section 1.26. "WIAtrader" means WebIAm's WIAtrader Secondary Market Trading Software, version 1.0, in machine-readable, executable form only.

                              Article II: Delivery

         Section 2.1. Delivery of WIAtrader. Upon execution of this Agreement, WebIAm shall deliver one copy of WIAtrader to WEBiX. WIAtrader shall be deemed accepted by WEBiX following a reasonable period of testing after such delivery.

         Section 2.2. Enhancements. If at any time during the Term WebIAm develops any Enhancements, WebIAm shall, when in its sole judgment such Enhancements are ready for release and are made available to other licensees on a standard release basis, offer the same to WEBiX with all necessary instruction in the use and application of such Enhancements, pursuant to terms to be set forth by WebIAm, which terms may or may not include payment of additional license fees similar in amount to those fees charged by WebIam to other licensees. In the event that WebIAm offers and WEBiX accepts Enhancements under such terms, WebIAm shall provide such Enhancements to WEBiX on disk or in other machine-readable form, as requested by WEBiX. WEBiX shall have the right to refuse the offer of Enhancements, provided, however, that such refusal may affect WEBiX's ability to receive Software Support and Maintenance, but only to the extent that Third Party Software does not support or operate properly with the Licensed Software without the Enhancement. WEBiX recognizes that such Enhancements may require that WEBiX install or have installed specific current versions of the Third Party Software as identified in Schedule 1 or otherwise identified to WEBiX as being required. An Enhancement shall be deemed accepted by WEBiX following a reasonable period of testing after WebIAm's delivery of such Enhancement to WEBiX.

         Section 2.3. Required Platform. WEBiX shall be solely and exclusively responsible for obtaining (and procuring licenses from third party vendors as may be necessary for operation of its system) the Required Platform as set forth in Schedule 1 of this Agreement, including any third party licenses that may be necessary for WebIAm to compile and integrate Third Party Software for WEBiX or its Customers as provided in Schedule 1. WebIAm shall have absolutely no responsibility whatsoever for acquiring or configuring the Required Platform other than as agreed upon in the Software Consulting Services Agreement.

         Section 2.4. Encryption. WEBiX 's use of the Licensed Software, Required Platform and/or Third Party Software may involve WEBiX 's export, import, or re-export of cryptographic software that is subject to control under the laws of the United States and/or other countries. It shall be solely and exclusively WEBiX 's responsibility to, and WEBiX hereby represents and warrants that it shall, conform with and obtain any necessary permissions, licenses, and clearances required by, any and all laws of any country pertaining the export, re-export, or import of the Licensed Software and any and all Third Party Software composed in the Required Platform or otherwise. WEBiX acknowledges and agrees that WEBiX will not distribute or re-export any such cryptographic software to any third party without (i) the prior written consent of WebIAm in each instance, (ii) WEBiX 's compliance with all export laws of the United States, including acquiring any licenses required thereunder, and (iii) WEBiX's compliance with the laws of the country of destination or use, including without limitation import laws.

         Section 2.5. WebIAm Access. Throughout the term of the Software Consulting Services Agreement, WEBiX shall provide WebIAm with a mock Customer account allowing WebIAm to monitor and test the Licensed Software and any Customizations to the Licensed Software on the WEBiX Site.

                               Article III: Title

         Section 3.1. Proprietary Rights. Subject only to the Software License granted in Article 5 of this Agreement, and to the license to Source Code granted in the Source Code escrow agreement as described in Section 16.7 of this Agreement, all right, title and interest in and to the Licensed Software, the source code underlying the Licensed Software, Documentation, any product of Software Support and Maintenance and WebIAm's Confidential Information (as defined in Section 6.2 hereto), including, without limitation, all copies thereof and all rights to patents, copyrights, trademarks, trade secrets and other intellectual property rights inherent therein and appurtenant thereto, shall be and shall remain exclusively with WebIAm or its licensors or suppliers. WEBiX shall not, by virtue of this Agreement or otherwise, acquire any proprietary rights whatsoever, except the license rights expressly granted to it herein, in the Licensed Software, the source code underlying the Licensed Software, Documentation, any product of Software Support and Maintenance or WebIAm's Confidential Information, which shall be the sole and exclusive property of WebIAm. No identifying marks, copyright or proprietary right notices may be deleted from any copy of the License Software, its source code or WebIAm's Confidential Information.


                               Article IV: Payment

         Section 4.1. Fee. WEBiX shall pay to WebIAm the License Fee in accordance with the provisions of Schedule 2. In the event that WEBiX has not obtained the regulatory authorizations and approvals necessary to facilitate trading in the WEBiX Market through the WEBiX Site using the Licensed Software (the "Required Authorizations") within ten (10) months from the Effective Date, WEBiX shall make a non-refundable payment to WebIAm of $100,000; and in the event that WEBiX has not obtained the Required Authorizations within sixteen
(16) months from the Effective Date, WEBiX shall make a second non-refundable payment to WebIAm of $100,000. Neither payment, nor any portion thereof, shall be refundable in any event, including without limitation in the event that WEBiX subsequently obtains the Required Authorizations. In the event that WEBiX has not obtained the Required Authorizations within twenty-four (24) months from the Effective Date, notwithstanding anything to the contrary in this Agreement, the Software License shall automatically and immediately revert to a non-exclusive license for the balance of the Term or be mutually canceled upon the repayment to WEBiX of the License Fee

         Section 4.2. Taxes. WEBiX shall be solely responsible for all taxes which may be assessed, levied, or imposed with respect to use of Licensed Software by WEBiX pursuant to this Agreement, excluding any taxes levied by any government or other agency with regard to WebIAm's income.

         Section 4.3. Interest. WEBiX shall pay interest on any amount due under this Agreement which remains unpaid after the day on which it becomes payable, from such date to the date of payment at a rate per annum equal to the lower of
(a) the highest rate permitted by applicable law or (b) 1.5%, accruing on a monthly basis. Payments outstanding for sixty (60) calendar days shall be deemed to be an automatic material breach of this Agreement justifying immediate termination of this Agreement and the Software License by WebIAm. WEBiX also agrees to pay all reasonable fees and expenses incurred by WebIAm in enforcing the provisions of this Agreement. No failure by WebIAm to request any such payment or to demand any such performance shall be deemed a waiver by WebIAm of WEBiX's obligations hereunder or a waiver of WebIAm's right to terminate this Agreement.

         Section 4.4. Currency and Exchange Rate. Payments shall be paid in U.S. currency. Any rate of exchange which may be applicable to payments due or other monetary calculations for purposes of this Agreement shall be the rate set forth in the Wall Street Journal on the day that the payment is due or the date upon which the calculation is scheduled to be made.

                      Article V: Grant and Scope of License

         Section 5.1. License. Subject to the terms and conditions of this Agreement, including, without limitation, Section 5.2 hereof and to WEBiX's payment of the License Fee, WebIAm hereby grants to WEBiX a limited, non-transferable (other than as expressly provided herein), perpetual and exclusive as against the rest of the world license, solely during the Term, to use the Licensed Software and Documentation at the WEBiX Site in connection with the operation of an internet based electronic exchange for secondary trading of MicroCap Securities (the "Exclusive Permitted Use") and a limited non-transferable, non-exclusive license, solely during the Term, to use the Licensed Software and Documentation solely for the purpose of making the Licensed Software available to Customers that trade MicroCap Securities through such site (the "Non-Exclusive Permitted Use").

         Section 5.2. Restrictions on License. As an express condition of the grant of Software License in Section 5.1 hereto, WEBiX shall strictly comply with all use restrictions and limitations on the Software License set forth or described in this Section 5.2. WEBiX may not do the following, or cause the following to be done: (1) copy, publish or display Licensed Software, other than
(a) as expressly  permitted by Section 5.1 above and (b) as permitted in Section
5.3 hereto, (2) sublicense, assign, subcontract, transfer, distribute, rent, lease or loan Licensed Software (except as permitted by Section 14.1 of this Agreement), (3) translate, modify or create derivative works based on the Licensed Software or any part thereof, other than pursuant to WebIAm's Consulting Services (as such term is defined under the Software Consulting Services Agreement), or (4) reverse engineer, decompile, translate, adapt, or disassemble the Licensed Software, or attempt to create the source code from the object code form of the Licensed Software. Any use by WEBiX of the Licensed Software in violation of any term or condition in this Section 5.2 shall constitute a material breach of this Agreement. Subject to Section 3.1 of the Software Consulting Services Agreement, nothing in this Section 5.2 shall prevent WEBiX from independently developing its own software having functionality in common with the Licensed Software, provided that WEBiX only use such developed software subsequent to the Termination Date, as long as such software developed by WEBiX does not infringe WebIAm's copyrights or other intellectual property rights in the Licensed Software or otherwise.

         Section 5.3. Allowed Copies. Notwithstanding Section 5.2 hereto, WEBiX may copy and use Licensed Software: (1) as is reasonably necessary for its maintenance, back-up, archival purposes, testing, training, disaster recovery or contingency procedures, and (2) for other purposes upon WebIAm's advanced written authorization which shall not be unreasonably withheld. WebIAm shall not be responsible for supporting or maintaining allowed copies of Licensed Software. WEBiX shall keep and maintain at all times during the Term an accurate and complete list of any copies of the Licensed Software that it creates, including a description of the purpose of its creation and use and its location, and shall provide such list to WebIAm on each anniversary during the Term of the first day of the First Contract Year, and shall make such list otherwise available to WebIAm upon WebIAm's reasonable written request.

         Section 5.4. Exclusivity. WEBiX 's Software License shall be exclusive to WEBiX as against the rest of the world, solely with respect to Exclusive Permitted Use.

         Section 5.5. Reservation of Rights. Any and all rights to the Licensed Software not herein specifically granted to WEBiX in this Agreement are reserved by WebIAm. Without limitation of the foregoing, WebIAm and its licensors shall, in all instances, retain the sole and exclusive right to exploit the Licensed Software outside of the Exclusive Permitted Use.

         Section 5.6. Press Releases. WEBiX hereby grants WebIAm a license to use its name in press releases regarding this Agreement and/or the Software Consulting Services Agreement. At least five (5) Business Days in advance of such press release, WebIAm shall provide the intended press release to WEBiX for its review with respect to the factual accuracy of such press release, and WEBiX may not unreasonably withhold its approval of such release. It is acknowledged that various state and federal authorities and/or self-regulatory organizations may require review and approval of certain press releases prior to public release. If WEBiX intends to distribute any press release or other promotional material to any third party, the subject matter of which is to include Licensed Software and/or knowledge of this Agreement, and the material makes specific mention of WebIAm, its licensors or affiliates, or uses such entity's name, marks, or logos, then the press release or promotional material must first be approved in writing by WebIAm.

         Section 5.7. Proprietary Notices. WEBiX shall maintain WebIAm's identifying marks, patent, trademark, service mark, copyright and/or proprietary notices on Licensed Software, the Documentation and WebIAm's Confidential Information, and shall reproduce the notices on any copies and other documents generated from such Licensed Software, Documentation or WebIAm's Confidential Information. WEBiX shall take any and all steps as may be required to protect WebIAm's trade secrets, patents, trademarks, service marks, and copyrights, and other ownership rights in Licensed Software, the Documentation and WebIAm's Confidential Information.

         Section 5.8. Enforcement. WebIAm shall retain the sole and exclusive right to commence any and all actions in connection with any third-party infringements or violations of any WebIAm rights in and to the Licensed Software, and WEBiX shall reasonably cooperate with WebIAm in connection with the prosecution of any such actions. In the event that WEBiX obtains knowledge of a third party's infringement of WebIAm's proprietary rights in the Licensed Software within the WEBiX Market (a "Third Party Infringement"), WEBiX shall promptly notify WebIAm in writing of any and all details within its knowledge of such Third Party Infringement. Within sixty (60) days of the date that WebIAm receives written notice from WEBiX of a known or suspected Third Party Infringement, WebIAm shall inform WEBiX in writing as to whether WebIAm plans to initiate appropriate action against such Third Party Infringement. In the event that WebIAm informs WEBiX in writing pursuant to the immediately preceding sentence that WebIAm does not intend to take appropriate action in connection with such Third-Party Infringement, then WEBiX shall have the right to initiate appropriate action against such Third Party Infringement upon prior written notice to WebIAm. o

                           Article VI: Confidentiality

         Section 6.1. Confidential Information of WEBiX. WebIAm and its employees shall not, in accordance with Section 6.3 herein (without first obtaining the prior written consent in each instance of WEBiX), for the duration of this Agreement or thereafter, disclose, transfer, publish, or otherwise make available to others (other than WebIAm's affiliates, subject to the confidentiality obligations of this Article 6), make commercial or other use of, or give or sell to any person, firm, or corporation any confidential information received directly from WEBiX or acquired from WEBiX in the course of this Agreement, including, by way of example only, details of transactions performed by the Licensed Software for WEBiX, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data, know-how, and the terms of this Agreement (other than as reasonably necessary to perform WebIAm's obligations under this Agreement or to exercise its rights under Section 5.6 herein), and technical information of any type whatsoever (collectively, "WEBiX 's Confidential Information") unless (i) required to do so pursuant to law (and then only after taking commercially reasonable steps to maintain the confidentiality of WEBiX's Confidential Information); (ii) it was rightfully in the possession of WebIAm from a source other than WEBiX prior to the time of disclosure of said information to WebIAm hereunder ("Time of Receipt"); (iii) it was in the public domain prior to the Time of Receipt; (iv) it became part of the public domain after the Time of Receipt by any means other than an unauthorized act or omission on the part of WebIAm; (v) it is supplied to WebIAm after the Time of Receipt without restriction by a third party who is under no obligation to WEBiX to maintain such information in confidence; or (vi) it was independently developed by WebIAm. Notwithstanding the foregoing, WebIAm may disclose this Agreement, its terms and other pertinent information to investors and potential investors, its accountants, lawyers, agents, on a need to know basis pursuant to reasonable confidentiality restrictions.

         Section 6.2. Confidential Information of WebIAm. WEBiX and its employees, subcontractors, consultants, representatives and agents shall not, in accordance with Section 6.3 herein, (without first obtaining the prior written consent in each instance of WebIAm) during the duration of this Agreement or thereafter, disclose, make commercial or other use of, give or sell to any person, firm, or corporation (other than as reasonably necessary to perform its obligations under this Agreement) or use to the detriment of WebIAm or its licensors, sister companies or affiliates, any confidential information received directly or indirectly from WebIAm or acquired from WebIAm in the course of this Agreement, including, by way of example only, the Licensed Software, its source code, the Documentation, and any portion thereof or modifications, changes, enhancements, conversions, upgrades or additions thereto, ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how, the existence of this Agreement, technical information of any type whatsoever, and any material or documents labeled as confidential (collectively, "WebIAm's Confidential Information"; WEBiX Confidential Information and WebIAm Confidential Information referred to together as "Confidential Information") unless (i) required to do so pursuant to law (and then only on the entry of a protective order acceptable to WebIAm); (ii) it was rightfully in the possession of WEBiX from a source other than WebIAm prior to the time of disclosure of said information to WEBiX hereunder ("Time of Receipt"); (iii) it was in the public domain prior to the Time of Receipt; (iv) it became part of the public domain after the Time of Receipt by any means other than an unauthorized act or omission on the part of WEBiX; (v) it is supplied to WEBiX after the Time of Receipt without restriction by a third party who is under no obligation to WebIAm to maintain such information in confidence; or (vi) it was independently developed by WEBiX prior to the Time of Receipt. Notwithstanding the foregoing, WEBiX may disclose this Agreement, its terms and other pertinent information to investors and potential investors, its accountants, lawyers, agents, on a need to know basis pursuant to reasonable confidentiality restrictions.

         Section 6.3. Maintenance of Confidentiality. Both Parties shall maintain the confidentiality of the other party's Confidential Information in a manner using at least as great a degree of care as that which it uses to maintain the confidentiality of its own Confidential Information. Both Parties shall only permit access to the other party's Confidential Information by its employees, consultants, and subcontractors who have a need to know in connection with the rights or obligations under this Agreement, shall advise such employees, consultants and subcontractors of their obligations to keep Confidential Information confidential, and shall use commercially reasonable efforts to prevent such employees, consultants and subcontractors from disclosing such Confidential Information in violation of this Article 6. Both Parties shall use their reasonable efforts to assist each other in identifying and preventing any unauthorized use or disclosure of any Confidential Information. Without limitation of the foregoing, the Parties shall use reasonable efforts to advise each other immediately in the event that either learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Agreement, and will reasonably cooperate in seeking injunctive relief against any such person.

                        Article VII: WebIAm's Warranties

         Section 7.1. Warranty of Title. WebIAm warrants that it has, and shall have throughout the duration of this Agreement, the right to license Licensed Software and the Documentation, and it has and shall have throughout the duration of this Agreement all the rights necessary to perform its obligations under this Agreement.

         Section 7.2. No Actions, Suits or Proceedings. WebIAm warrants there are no actions, suits, or proceedings, pending or threatened, which will have a material adverse effect on WebIAm's ability to fulfill its obligations under this Agreement. WebIAm further warrants it will, within a reasonable amount of time, notify WEBiX if WebIAm becomes aware of any pending action, suit or proceeding which will have a material adverse effect of WebIAm's ability to fulfill the obligations under this Agreement.

         Section 7.3. Warranty of WebIAm Capability. WebIAm warrants that it is financially capable of fulfilling all material requirements of this Agreement, that there are no legal proceedings against it that could threaten performance of this Agreement, and that WebIAm is a validly organized entity that has the authority to enter into this Agreement. WebIAm is not prohibited by any loan, contract, financing arrangement, trade covenant or similar restriction from entering into this Agreement.

         Section 7.4. Warranty of Non-infringement. WebIAm represents and warrants that the Licensed Software, when used by WEBiX as authorized under this Agreement, will not infringe any United States patent which has issued as of the Effective Date, or any United States copyright, trademark or trade secret of any third party.

         Section 7.5. Source Code Warranty. WebIAm represents and warrants that it owns or has the right to license and deposit into escrow the Source Code, as provided in Section 16.7 herein. WebIAm further represents and warrants that (1) the Source Code shall be the source code for the Licensed Software including Enhancements as delivered to WEBiX, if WEBiX has accepted, and paid any relevant license fees for, such Enhancements, and that WebIAm will update the Source Code within a reasonable amount of time after WebIAm has provided WEBiX with updates to the Licensed Software pursuant to this Agreement; (2) that the Source Code is and shall be reasonably understandable and usable by an ordinarily trained computer-programmer skilled in the art with no special or particular knowledge of the Licensed Software; and (3) that the Source Code includes all elements reasonably required for its understanding and use as provided in the definition of Source Code in this Agreement.

         Section 7.6. Unauthorized Code. WebIAm represents and warrants that, at the time WebIAm delivers Licensed Software to WEBiX, there will be no Unauthorized Code, as defined below, in the Licensed Software delivered by WebIAm at that time, or any portion thereof. "Unauthorized Code" means any virus, Trojan horse, worm or other software routines designed to permit unauthorized access by WebIAm or third parties; to disable, erase or otherwise harm Licensed Software, hardware or data; or to perform similar or other such actions.

         Section 7.7. Warranty of Functionality. WebIAm represents and warrants that, for a period of one hundred and twenty (120) days following the Licensed Software Acceptance Date, including any subsequent acceptance of any Enhancements and Software Updates (the "Warranty Period"), the Licensed Software, as installed by WebIAm on the Required Platform, shall conform and operate in all material respects to the Documentation when operated on the Required Platform. The foregoing warranty in this Section 7.7 shall have no effect during any period of time that any of the following conditions exists:
(i) the Licensed Software allegedly containing a non-conformity with its Documentation has not been kept up to date by WEBiX 's procurement and installation of Software Updates or has been modified other than by WebIAm pursuant to the Software Consulting Services Agreement; (ii) the Licensed Software is operated on equipment or software other than the Required Platform;
(iii) the alleged non-conformity arises from or is produced by a defect or shortcoming in the Required Platform; (iv) the alleged non-conformity is due to a defect or shortcoming in any software not developed by WebIAm; or (v) the Licensed Software is used in a manner not authorized by this Agreement. Notwithstanding the warranty set forth in this Section 7.7, WebIAm does not warrant that Software Updates and Enhancements will function properly with Licensed Software that has been modified or customized under the Software Consulting Services Agreement, provided that, for additional, mutually agreed upon consideration fees as set forth in an executed Statement of Work (as defined in the Software Consulting Services Agreement), and to the extent commercially feasible, WebIAm shall modify customized Licensed Software to be compatible with Software Updates and Enhancements.

         Section 7.8. Warranty Procedure. Upon WebIAm's receipt during the Warranty Period, of a written or electronic notice from WEBiX that the Licensed Software as installed by WebIAm on the Required Platform does not substantially conform to the warranties set forth in Sections 7.6 or 7.7 of this Agreement (a "Timely Defect Notice"), WEBiX shall duplicate the problem on the Licensed Software in the presence of an WebIAm representative (whether remotely or in person) who WebIAm shall make available for such purposes. If the problem cannot be duplicated, WebIAm's warranty shall not apply and WebIAm shall have no obligation to remedy the cited defect. If the alleged problem is duplicated on the Licensed Software and WebIAm, subject to Sections 7.6, 7.7 or this Section 7.8, determines that the problem constitutes a failure of the Licensed Software to conform to the requirements of such warranties, WebIAm shall use its best efforts, to the extent commercially practicable, at no additional charge to WEBiX, to repair and correct such problem. The limited warranties in Sections
7.6 and 7.7 hereof do not apply to corrections or remedies for difficulties or defects arising from system changes, the hardware or software environment (including, without limitation, the Required Platform), Third Party Software, modifications made to the Licensed Software, alleged problems with the Licensed Software discovered or reported to WebIAm after the expiration of the Warranty Period or other causes external to the Licensed Software, for which WEBiX shall pay WebIAm at WebIAm's then standard time and materials charges. If WEBiX requests WebIAm's assistance with any non-warranty problem, WebIAm will provide services to the extent provided in the Software Consulting Services Agreement.

         Section 7.9.  Disclaimers  of Warranty.  THE WARRANTY SET FORTH IN THIS
ARTICLE 7 IS A LIMITED WARRANTY AND IT IS THE ONLY WARRANTY MADE BY WebIAm, ITS LICENSORS, OR AFFILIATES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 7, NO WARRANTY, CONDITION, UNDERTAKING OR TERM, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO CONDITION, QUALITY, PERFORMANCE, INFRINGEMENT, MERCHANTABILITY, DURABILITY OR FITNESS FOR A PARTICULAR PURPOSE IS GIVEN OR ASSUMED BY WebIAm, ITS LICENSORS, OR AFFILIATES, AND ALL SUCH WARRANTIES, CONDITIONS, UNDERTAKINGS AND TERMS ARE HEREBY EXPRESSLY DISCLAIMED. WebIAm AND ITS LICENSORS, OR
AFFILIATES DO NOT WARRANT THAT THE LICENSED SOFTWARE WILL MEET WEBiX 'S REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE
UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE LICENSED SOFTWARE WILL BE CORRECTED. WebIAm'S LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES OF WebIAm, ITS LICENSORS, OR AFFILIATES, IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE LICENSED SOFTWARE. THE PARTIES AGREE THAT THE LICENSED SOFTWARE'S FAILURE TO PERFORM IN ACCORDANCE WITH APPLICABLE SPECIFICATIONS SHALL NOT BE CONSIDERED A FAILURE OF THE ESSENTIAL PURPOSE OF THE REMEDIES CONTAINED HEREIN. EXCEPT FOR THE ABOVE LIMITED WARRANTY, AND ANY EXPRESS OBLIGATIONS OF WebIAm IN THIS AGREEMENT, THE ENTIRE RISK OF THE LICENSED SOFTWARE'S QUALITY AND PERFORMANCE IS WITH WEBiX.

                        Article VIII: WEBiX 's Warranties

         Section 8.1. WEBiX Warranties. WEBiX represents and warrants: (1) that it has, and shall have throughout the Term, all the rights necessary to enter into and perform its obligations under this Agreement and to use the Required Platform as set forth in this Agreement; (2) that it shall use its best efforts to procure any and all regulatory authorizations necessary to trade in the WEBiX Market and operate an Automated Trading System or other regulatory authorized undertakings, as defined by the U.S. Securities and Exchange Commission under Regulation ATS, to facilitate trading in the WEBiX Market between Customers and their clients, and that it shall have in place such authorizations at any time that it is conducting the WEBiX market; (3) that it has the resources and expertise required to conduct such activities; and (4) that it has complied, and shall comply throughout the Term, with any and all laws, statutes, and regulations applicable to such trading and/or in connection with its use of the Licensed Software.

         Section 8.2. No Actions, Suits or Proceedings. WEBiX represents and warrants that there are no actions, suits, or proceedings, pending or threatened, which will have a material adverse effect on WEBiX 's ability to fulfill its obligations under this Agreement. WEBiX further warrants it will, within a reasonable amount of time, notify WebIAm if WEBiX becomes aware of any pending action, suit or proceeding which will have a material adverse effect of WEBiX 's ability to fulfill the obligations under this Agreement.
o

         Section 8.3. Warranty of WEBiX Capability. WEBiX represents and warrants that it is financially capable of fulfilling all material requirements of this Agreement, that there are no legal proceedings against it that could threaten performance of this Agreement, and that WEBiX is a validly organized entity that has the authority to enter into this Agreement. WEBiX is not prohibited by any loan, contract, financing arrangement, trade covenant or similar restriction from entering into this Agreement.

         Section 8.4.  Disclaimers  of Warranty.  THE WARRANTY SET FORTH IN THIS
ARTICLE 8 AND IN SECTION 2.4 IS A LIMITED WARRANTY AND IT IS THE ONLY WARRANTY MADE BY WEBiX. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8 AND IN SECTION 2.4, ANY WARRANTY, CONDITION, UNDERTAKING OR TERM, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO INFRINGEMENT, ACCEPTANCE OR USE OF THE LICENSED SOFTWARE ARE HEREBY EXPRESSLY DISCLAIMED. WEBiX'S LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES OF WEBiX IN CONNECTION WITH ITS ACCEPTANCE OR USE OF THE LICENSED SOFTWARE.

               Article IX: Duration, Termination and Cancellation

         Section 9.1. Duration or Term. The duration of this Agreement shall be for the Term.


         Section 9.2. Termination for Material Breach. If either party is in material breach of this Agreement, the non-breaching party shall provide a written notice to the breaching party specifying the nature of the breach. In the event that such breach is curable, the breaching party shall have sixty (60) days from receipt of such notice to correct the breach. If the breach is not cured within such period, the non-breaching party may terminate this Agreement, including the Software License, immediately by providing the breaching party with written notice of such immediate termination. In the event that a material breach is not curable (including without limitation incurable material breaches of the confidentiality provisions of Article 6 hereto or WEBiX 's material breach of the scope of the Software License set forth in Section 5.2), the non-breaching party may immediately terminate the Software License and this Agreement by written notice to the allegedly breaching party.

         Section 9.3. Termination for Insolvency. Either party may terminate this Agreement immediately upon the occurrence of any of the following events with respect to the other party: (a) a receiver is appointed for such party or its material assets; (b) such party becomes insolvent, generally unable to pay its debts as they become due, or makes an assignment for the benefit of its creditors or seeks relief under any bankruptcy, insolvency or debtor's relief law; (c) if proceedings are commenced against the other party, under any bankruptcy, insolvency or debtor's relief law, and such proceedings have not been vacated or set aside within sixty (60) days from the date of commencement thereof; or (d) if such party is liquidated, dissolved or ceases operations.

         Section 9.4. Effect of Termination. In the event that the Agreement is validly terminated pursuant to any section of this Article, the Software License shall continue in effect until WEBiX has secured an alternative source of software but in no event longer than six (6) months (the "Post-Termination Period"). Upon expiration of the Post-Termination Period WEBiX shall have no right to use or exploit in any manner, the Licensed Software or Documentation. If such termination is undisputed, WEBiX shall deliver to WebIAm within five (5) calendar days after the Post-Termination Period all copies of the Licensed Software and Documentation and all embodiments thereof in its possession or under its control, and/or, at WebIAm's option, provide WebIAm access to any and all Required Platforms on which any Licensed Software is installed for purposes of uninstalling the Licensed Software. Upon any termination, each party shall immediately return to the other, or if so requested destroy, all Confidential
Information of other party. If WEBiX disputes a termination by WebIAm, then WebIAm shall not repossess the Licensed Software and Documentation on an ex parte basis, but WEBiX shall first be given an opportunity to be heard before a court.

                       Article X: Liabilities and Remedies

         Section 10.1. Available Remedy. No remedy set forth in this Agreement for breach of this Agreement is intended to exclude or limit any other remedy now or hereafter existing at law or in equity, unless such remedy is expressly limited by this Agreement. For example, cancellation or termination of this Agreement in accordance with its terms does not exclude or limit a claim for damages caused by a breach of this Agreement.

         Section 10.2. Uniform Commercial Code Remedies. In addition to any other remedy it may have, WEBiX shall have the right to demand "adequate assurance of performance" and to obtain "cover" as those terms are defined under the Uniform Commercial Code as adopted in the State of New York.

         Section 10.3. Limitation of Liability. WebIAm SHALL HAVE NO LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, THE AGGREGATE LIABILITY OF WebIAm TO WEBiX FOR ANY REASON AND UPON ANY CAUSE OF ACTION OR CLAIM SHALL BE LIMITED TO THE GREATER OF: (1) THE FAIR MARKET VALUE OF THE COMMON STOCK OF WEBIX ISSUED TO WebIAm HEREUNDER, OR (2) ONE MILLION DOLLARS ($1,000,000). THIS LIMITATION APPLIES TO ALL CAUSES OF ACTION OR CLAIMS IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION TO BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATIONS, CLAIMS FOR FAILURE TO EXERCISE DUE CARE IN THE PERFORMANCE OF SERVICES HEREUNDER AND OTHER TORTS. BOTH PARTIES UNDERSTAND AND AGREE THAT THE REMEDIES, EXCLUSIONS AND LIMITATIONS HEREIN ALLOCATE THE RISKS OF PRODUCT AND SERVICE NONCONFORMITY BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND/OR OTHER APPLICABLE LAWS. THE FEES HEREIN REFLECT, AND ARE SET IN RELIANCE UPON, THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES AND LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT. Notwithstanding the above, and notwithstanding Section
11.3 of the Software Consulting Services Agreement, if WebIAm breaches this Agreement, willfully and in bad faith, by licensing the Licensed Software or Customized Software to any third party(ies) within the WEBiX Market while WEBiX's Software License is exclusive, then (1) the limitation on direct damages set forth in the second sentence of this Section 10.3 shall not apply, and instead (2) WebIAm shall be liable to WEBiX for damages which the parties agree will be uncertain and difficult to ascertain and which therefore they agree to liquidate in the following amount, which is intended to compensate WEBiX for its actual damages: WebIAm shall pay WEBiX all license and royalty fees, or all consideration in lieu of such fees, received from all such licensees up through the end of the fifth Contract Year of the Software Consulting Services Agreement, regardless of its earlier termination, plus the greater of (1) the fair market value of the Common Stock of WEBiX issued to WebIAm hereunder, or
(2) one million dollars ($1,000,000).


                             Article XI: Indemnities

         Section 11.1. WebIAm's Indemnification. WebIAm shall defend, at its sole expense, any third party action brought against WEBiX alleging that the Licensed Software or Documentation provided pursuant to this Agreement, or any part thereof, or the Customized Software or documentation thereof provided pursuant to the Software Consulting Services Agreement or any Statement of Work entered into there under except those claims for which WEBiX has promised to indemnify WebIAm pursuant to the Software Consulting Services Agreement, infringes any United States patent issued as of the Effective Date, United States trademark and/or copyright or WebIAm's breach of its representations and obligations hereunder, and WebIAm will pay any and all loss, cost, liability and expense incurred by WEBiX on account of any such third party claim or action, including any amount awarded against WEBiX in connection with such claim or action and including reasonable attorneys' fees sustained by WEBiX, and WebIAm shall otherwise hold harmless WEBiX from and against any such third party claim or action, all provided that WEBiX promptly notify WebIAm in writing of any such claim and that WebIAm shall have the exclusive right to control such defense. The indemnity set forth in this Section 11.1 shall not apply to any action based on a claim relating to the use of the Licensed Software or the Customized Software beyond the scope of the Software License or in conjunction with software or equipment not provided by WebIAm other than the Required Platform, or relating to alterations or customizations to the Licensed Software not authorized by WebIAm. If a temporary restraining order or preliminary or permanent injunction is obtained against WEBiX's use of any of the allegedly infringing Licensed Software, or Customized Software within the scope of this
Article 11, WebIAm shall, at its sole expense, and as WEBiX 's sole and exclusive remedy for such infringement, perform whichever of the following remedies WebIAm chooses in its sole discretion: (a) procure for WEBiX the right to continue using the allegedly infringing Licensed Software or Customized Software; (b) replace or modify the allegedly infringing Licensed Software or Customized Software so that it becomes non-infringing, provided such replacement or modification complies with all warranties made by WebIAm under this Agreement; (c) refund all fees paid by WEBiX for the infringing Licensed Software or Customized Software pursuant to this Agreement and cancel any remaining payment obligations; or (d) reach a financial settlement with WEBiX which is acceptable to both parties.

         Section 11.2. WEBiX's Indemnification. WEBiX shall defend, at its sole expense, any third party action brought against WebIAm arising out of any unauthorized use of the Licensed Software by WEBiX (excluding claims for which WebIAm is expressly required to indemnify WEBiX under Section 11.1 herein), or WEBiX 's breach of its representations and obligations hereunder, and WEBiX shall pay any and all loss, cost, liability and expense incurred by WebIAm on account of any such third party claim or action, including any amount awarded against WebIAm in connection with such claim or action and including reasonable attorneys' fees sustained by WebIAm, and WEBiX shall indemnify and hold harmless WebIAm from and against any such third party claim or action, provided that WebIAm promptly notifies WEBiX in writing of any such claim.

         Section 11.3. Indemnification Procedure. In claiming any indemnification hereunder, the indemnified Party shall promptly provide the indemnifying Party with written notice of any claim which the indemnified Party believes falls within the scope of this Article 11. The indemnified Party may, at its own expense, assist in the defense if it so chooses, provided that the indemnifying Party shall control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind the indemnified Party may not be entered into without the indemnified Party's prior written consent, which shall not be unreasonably withheld or delayed.

                           Article XII: Force Majeure

         Section 12.1. Force Majeure Events. Neither party shall be liable for breach of its obligations under this Agreement (other than an obligation to make payment of any monies) to the extent that such breach is caused by industrial disputes, lockouts, power failures, acts of government, war, hostilities, riots, civil disturbance, acts of God or other matters beyond the reasonable control of the party concerned, whether existing on the Effective Date or arising thereafter.

         Section 12.2.  Force Majeure Notice.  If the  circumstances  set out in
Section 12.1 shall come into effect then that party shall as promptly as practicable notify the other party in writing of the intervention and of the cessation of any such circumstances and shall state its intention to invoke
Section 12.1 in such notice.

                              Article XIII: Notices

         Section 13.1. Notices. All notices, reports, and receipts shall be in writing and shall be deemed duly given on (i) the date of personal or courier delivery; (ii) the date of receipt, if such notice is delivered by commercial overnight carrier or courier, or (iii) the date of transmission by telecopy or other electronic transmission service, provided a confirmation copy is also sent no later than the next Business Day by postage paid, first-class mail, addressed as follows:

         If to WebIAm:
                                    WebIAm, Inc.
                                    Attention: Robert M. Kaskel
                                    19 Duncan Street
                                    Millburn, New Jersey, 07041
                                    Fax: (877) 490-4508
                                    Email: partners@webiam.com

         If to WEBiX:
                                    WEBiX Inc.
                                    Attention: K. Richard B. Niehoff
36 West 44th Street, Suite 1209
                                    New York, NY 10036
                                    Fax: (646) 728-7029
                                    Email: nniehof@banet.net

         Either party may change its mailing address by written notice to the other party in accordance with this Section 13.1.

                             Article XIV: Assignment

         Section 14.1. Assignment. Neither party may assign, without the prior written consent of the other party, this Agreement or its rights, duties or obligations under this Agreement to any person or entity, in whole or in part, and any attempt to do so shall be deemed both void and a material breach of this Agreement. Notwithstanding the above, either party may assign this Agreement, including the Software License, to its successor in law through merger or acquisition or the sale of all or substantially all of the assets of the party, subject to the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed. Further, it is expressly understood and acknowledged that WEBiX may, upon written notice to Licensor but without the necessity of receiving any approval by the Licensor, sell, sublicense, assign or otherwise transfer its rights under this Agreement and any other related agreements between the Parties to any national or regional securities exchange.

                       Article XV: Support and Maintenance

         Section 15.1. Software Support and Maintenance. WebIAm shall provide Software Support and Maintenance and training in accordance with the terms and conditions provided in the Software Consulting Services Agreement.

                              Article XVI: General

         Section 16.1. Entire Agreement. This Agreement including its Schedules and the Software Consulting Services Agreement constitute the entire agreement between the Parties with respect to the Licensed Software, Documentation and Software Support and Maintenance, and supersedes any previous agreements concerning the subject matter hereof (other than the Software Consulting Services Agreement, as applicable), and no statement or promise which is not contained herein shall be binding unless included in this Agreement, or the Software Consulting Services Agreement, provided that where this Agreement contemplates the incorporation of additional material to be developed in the future (for example, without limitation, the provision of Enhancements), this
Article 16 shall not limit the application of such provisions according to their terms.

         Section 16.2. Written Amendments. This Agreement may be amended only upon the written consent of WebIAm and WEBiX as evidenced by the signature of an authorized executive officer.

         Section  16.3.  Survival.  Articles 1, 2.4, 3.1, 6, 9.4, 10, 11, 13 and
this Article 16 shall survive the termination of this Agreement for any reason.

         Section 16.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York. No suit or action related to this Agreement shall be brought unless instituted and maintained in any state or federal court of competent jurisdiction in New York County, State of New York. The parties agree to the exclusive jurisdiction of such courts and agrees to their venue as well.

         Section 16.5. Severability. If any part of any Article or Schedule of this Agreement shall be rendered or declared unenforceable by any decision of any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall be construed as if such unenforceable provision had not been in this Agreement, unless the absence of the unenforceable provision shall substantially destroy the business purpose of this Agreement.

         Section 16.6. Independent Contractor. WebIAm and its personnel, in performance of this Agreement, are acting as independent contractors and not employees or agents of WEBiX.

         Section 16.7. Source Code Escrow. WebIAm and WEBiX shall enter into a mutually acceptable, separate Source Code escrow agreement, the Preferred Registration Technology Escrow Agreement, with each other and with an independent escrow agent, which shall apply to the Source Code of the Licensed Software deposited by WebIAm pursuant to this Section. The Source Code escrow agreement shall, when executed, give WEBiX the right to possess and use the Source Code in the circumstances described in the Source Code escrow agreement. WEBiX 's license to use the Source Code pursuant to the Source Code escrow agreement shall terminate immediately upon the termination or expiration of this Agreement or the Software License. WebIAm shall deposit with the escrow agent, Source Code for the Licensed Software (including Software Updates and any Enhancements accepted by WEBiX), within 15 days of their Acceptance by WEBiX. WebIAm acknowledges that if WebIAm as a debtor in possession or a trustee in bankruptcy in a case under the bankruptcy code rejects this Agreement, WEBiX may elect to retain its rights under this Agreement and the Source Code escrow agreement as provided in section 365(N) of the bankruptcy code. Upon written request of WEBiX to WebIAm or the bankruptcy trustee, WebIAm or such bankruptcy trustee shall not interfere with the rights of WEBiX as provided in this Agreement and the Source Code escrow agreement, including the right of WEBiX to obtain the Source Code from the escrow agent and to use such Source Code as set forth in the Source Code escrow agreement.

         Section 16.8. Section Headings. The Section headings contained in this agreement are for reference purposes only and shall not in any way affect the meanings or interpretations of this Agreement. Execution

         WEBiX and WebIAm have caused this Agreement to be signed by their duly authorized officers as of the date first set forth above, whereupon it enters into full force and effect in accordance with its terms.


WebIAm, Inc.                                         WEBiX Inc.


By:/s/ Robert M. Kaskel                     By:/s/ K. Richard B. Niehoff
   --------------------                            ---------------------

Name: Robert M. Kaskel                      Name: K. Richard B. Niehoff
      ----------------                           ----------------------

Title: President                                     Title:  President

                                   SCHEDULE 1

                                REQUIRED PLATFORM

         WEBiX shall provide a computer system having no less than the specified minimum requirements identified by WebIAm as indicated on the First Statement of Work. To the extent that WEBiX's business requires a hardware system of higher capacity to meet its market demand, WEBiX shall be solely and exclusively responsible for identifying and meeting such needs.

         WEBiX shall procure and maintain on the Required Platform, at its sole expense, the third-party software indicated on its First Statement of Work, subject to update as a result of issuance of a subsequent version or release by the third party prior to delivery of the Licensed Software by WebIAm pursuant to
Section 2.1 herein. WEBiX shall be required to maintain and upgrade the required third-party software as directed by WebIAm for the full term of the License:

                                   SCHEDULE 2
                               PAYMENT AND CHARGES

         3.A. The Software License Fee On the Effective Date, WEBiX shall make a cash payment to WebIAm in the amount of $100,000. Such fee does not include the license fee, if any, for future Enhancements.

         3.B. Transaction Fee In addition to the Software License Fee, WEBiX shall pay a fee in an amount equal to seven percent (7%) of WEBiX's Net Transaction Revenues throughout the entire Term. In the event that WebIAm is prohibited, by public policy or other reasons from receiving a fee based on WEBiX's Net Transaction Revenues, WebIAm shall have the right to assign such fees to any person or entity to which the payment of such fees would not be prohibited. In the event that any such assignment shall be ineffective, WEBiX and WebIAm shall mutually agree on an additional License Fee to approximate the fees that would have been payable in accordance with this Section 3.B. Fees shall be due and payable in accordance with the terms of the Software Consulting Services Agreement.